Exhibit 99.1

Media

Michele Sadwick

404-748-7255

404-769-8421 (mobile)

sadwick@corp.earthlink.net

Investors

Louis Alterman

404-748-7650

678-472-3252 (mobile)

altermanlo@corp.earthlink.net

EARTHLINK ANNOUNCES THIRD QUARTER 2008 RESULTS

Increases 2008 Guidance and Provides Preliminary 2009 Guidance

ATLANTA, October 28, 2008– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its third quarter ended September 30, 2008.  Highlights for the quarter include:

•                  Income from continuing operations of $55.4 million, or $0.49 per share

•                  Net income of $54.7 million, or $0.49 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $74.0 million

•                  Free cash flow (a non-GAAP measure) of $71.6 million

•                  Increased full year Adjusted EBITDA (a non-GAAP measure) guidance to $290 million - $300 million

“We are pleased to report that EarthLink performed at or above our expectations in most key business drivers during the third quarter. These results reflect our continuous effort to improve our operating processes, our continued increased focus on our more tenured customers, and our ongoing attention to keeping cost structure aligned with revenue,” said EarthLink’s chairman and chief executive officer Rolla P. Huff.  “As a result of our business performance through the first nine months of this year, we are raising our full year Adjusted EBITDA (a non-GAAP measure) guidance.”

“We are very cognizant of the current volatility in the financial markets and the impact that is increasingly having on the U.S. economic environment. While it’s important to note that we are not currently experiencing a noticeable positive or negative impact on our Internet access business metrics, we recognize it may be early in the cycle and that could change. As always, we will continue to closely monitor these metrics for anything that would alter our outlook for 2009.”

Financial and Operating Results

Revenue

Consistent with management’s expectations and given the company’s focus on retaining its tenured Internet access subscribers, total company revenues were $230.8 million, down 22.5 percent compared to the third quarter 2007. The company’s customer base increasingly consists of proportionally more tenured customers, resulting in lower customer support costs and lower total customer churn. As EarthLink’s business strategy has evolved, these cost structure reductions have offset revenue declines and contributed to significantly better operating margins and free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below), as noted below.

Profitability and Other Financial Measures

Reflecting the increasing tenure of the company’s customer base and the reduction in the complexity of its business, EarthLink has experienced lower back office and billing costs, lower bad debt and higher average revenue per subscriber as compared to year-ago levels. EarthLink’s sales and marketing expenses were $22.2 million in the third quarter, down from $71.6 million in the third quarter of 2007 as the company’s spending has become more focused on passive customer acquisition and the retention of its more tenured customers. Operations and customer support expense decreased to $34.0 million in the third quarter of 2008, down 37.6 percent compared to the third quarter of 2007.  EarthLink also reported $23.3 million in general and administrative expenses, which represented an 18.6 percent decline over the prior year third quarter.

The company reported $55.4 million, or $0.49 per share, in income from continuing operations in the third quarter of 2008, compared to a loss of $(48.1) million, or $(0.39) per share, in the third quarter of 2007.  The prior year quarter included $41.9 million in equity losses related to the company’s former Helio joint venture and $34.2 million of facility exit and restructuring costs related to the company’s 2007 restructuring plan.

EarthLink generated Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $74.0 million for the third quarter of 2008, compared to $46.8 million in the third quarter of 2007.   This increase was the result of the significant improvement in cost structure and income from continuing operations noted above.

Net income was $54.7 million, or $0.49 per share, for the third quarter of 2008, compared to a net loss of $(79.4) million, or $(0.65) per share, for the third quarter of 2007. The company’s third quarter 2008 results include a loss of ($0.7) million from discontinued operations for the municipal Wi-Fi assets, compared to a loss of ($31.3) million during the third quarter of 2007.

Balance Sheet and Cash Flow

Free cash flow was $71.6 million during the third quarter of 2008 compared to $27.7 million during the third quarter of 2007.  This improvement reflects the significant increase in Adjusted EBITDA in the third quarter 2008, coupled with a $16.7 million reduction in capital expenditures compared to the prior year quarter and purchases of subscriber bases in the quarter.

EarthLink ended the third quarter with $485.0 million in cash and marketable securities, an increase of $43.4 million from June 30, 2008.

Non-GAAP Measures

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs.

Free cash flow is defined as income from continuing operations before interest income (expense) and other, net, income taxes, facility exit, restructuring and other costs, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the full year 2008, management is increasing its previously issued guidance.  During the first nine months of 2008, EarthLink experienced better than expected passive subscriber additions and better than expected customer churn. Cost structure improvements also surpassed internal expectations through the third quarter. As a result, management now expects full year 2008 Adjusted EBITDA of $290 million to $300 million, free cash flow of $270 million to $290 million, and income from continuing operations of $200 million to $210 million.

Management is also announcing preliminary full year 2009 guidance. The company expects full year 2009 Adjusted EBITDA of $210 million to $225 million, free cash flow of $180 million to $205 million, and income from continuing operations of $135 million to $155 million.

Explained Huff, “Our focus for 2009 will be to continue to keep our cost structure aligned with our revenue profile. Our 2009 guidance reflects our intention to maintain EBITDA as a percent of revenue that is in line with 2008 ratios. We expect total subscriber base churn to continue to attenuate and remain within historical tenure cohort bands. Our guidance acknowledges the potential pressure on 2009 ARPU based on the current economic climate, particularly in our business services group which is primarily focused on small and mid-sized business customers.”

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on October 28, 2008 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call.  Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.

A replay will be available beginning at 11:30 a.m. EDT on October 28, 2008 through midnight on November 4, 2008 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 67249445.

The Webcast of this call will be archived on EarthLink’s site at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that changes to our business strategy will reduce our revenues; (2) that the continued decline of our consumer access services revenues could adversely affect our profitability; (3) that prices for certain of our consumer access services have been decreasing, which could adversely affect our revenues and profitability; (4) that adverse economic conditions may harm our business, particularly our business services segment; (5) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges including incurring facility exit and restructuring charges; (6) that we face significant competition which could reduce our market share and reduce our profitability; (7) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (8) that we may not be able to successfully manage the costs associated with delivering our broadband services, which could adversely affect our results of operations; (9) that companies may not provide access to us on a wholesale basis or on reasonable terms or prices, which could cause our operating results to suffer; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to retain or increase our subscriber base; (12) that our business may suffer if third parties used for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (13) that service interruptions or impediments could harm our business; (14) that government regulations could adversely affect our business or force us to change our business practices; (15) that we may not be able to protect our proprietary technologies; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (18) that our business depends on the continued development of effective business support systems, processes and personnel; (19) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (20) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (21) that the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that our stock price has been volatile historically and may continue to be volatile; (23) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (24) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Revenues:
Access and service	$265,442	$206,693	$833,916	$661,583
Value-added services	32,550	24,138	100,089	77,925
Total revenues	297,992	230,831	934,005	739,508

Operating costs and expenses:
Service and equipment costs	105,954	86,917	324,344	275,626
Sales incentives	3,801	699	13,515	2,029
Total cost of revenues	109,755	87,616	337,859	277,655

Sales and marketing	71,584	22,191	246,653	78,913
Operations and customer support	54,561	34,048	174,525	106,914
General and administrative	28,652	23,316	101,344	72,010
Amortization of intangible assets	3,836	3,153	10,874	11,153
Facility exit, restructuring and other costs (1)	34,162	1,078	34,162	4,169
Total operating costs and expenses	302,550	171,402	905,417	550,814

Income from operations	(4,558)	59,429	28,588	188,694
Net losses of equity affiliate	(41,895)	—	(111,295)	—
Gain (loss) on investments in other companies, net	(5,810)	4,352	(5,600)	5,677
Interest income (expense) and other, net	4,182	(490)	11,282	366
Income (loss) from continuing operations before income taxes	(48,081)	63,291	(77,025)	194,737
Income tax benefit (provision)	30	(7,924)	(365)	(23,923)
Income (loss) from continuing operations	(48,051)	55,367	(77,390)	170,814
Loss from discontinued operations, net of tax (2)	(31,330)	(681)	(48,243)	(8,438)
Net income (loss)	$(79,381)	$54,686	$(125,633)	$162,376

Basic net income (loss) per share
Continuing operations	$(0.39)	$0.50	$(0.63)	$1.55
Discontinued operations	(0.26)	(0.01)	(0.39)	(0.08)
Basic net income (loss) per share	$(0.65)	$0.50	$(1.02)	$1.48
Basic weighted average common shares outstanding	121,864	110,153	122,772	109,895

Diluted net income (loss) per share
Continuing operations	$(0.39)	$0.49	$(0.63)	$1.53
Discontinued operations	(0.26)	(0.01)	(0.39)	(0.08)
Diluted net income (loss) per share	$(0.65)	$0.49	$(1.02)	$1.46
Diluted weighted average common shares outstanding	121,864	112,039	122,772	111,534

EARTHLINK, INC.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (3)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Income (loss) from continuing operations	$(48,051)	$55,367	$(77,390)	$170,814
Income tax benefit (provision)	(30)	7,924	365	23,923
Depreciation and amortization	12,870	8,881	36,985	29,351
Stock-based compensation expense	4,303	4,597	15,081	14,319
Net losses of equity affiliate	41,895	—	111,295	—
Gain (loss) on investments in other companies, net	5,810	(4,352)	5,600	(5,677)
Interest income (expense) and other, net	(4,182)	490	(11,282)	(366)
Facility exit, restructuring and other costs (1)	34,162	1,078	34,162	4,169
Adjusted EBITDA (3)	$46,777	$73,985	$114,816	$236,533

Depreciation - cost of revenues	$4,164	$2,843	$13,303	$9,422
Depreciation - other	4,870	2,885	12,808	8,776
Amortization of intangible assets	3,836	3,153	10,874	11,153
Depreciation and amortization	$12,870	$8,881	$36,985	$29,351

EARTHLINK, INC.

Reconciliation of Income (Loss) From Continuing Operations to Free Cash Flow (3)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Income (loss) from continuing operations	$(48,051)	$55,367	$(77,390)	$170,814
Income tax benefit (provision)	(30)	7,924	365	23,923
Depreciation and amortization	12,870	8,881	36,985	29,351
Stock-based compensation expense	4,303	4,597	15,081	14,319
Net losses of equity affiliate	41,895	—	111,295	—
Gain (loss) on investments in other companies, net	5,810	(4,352)	5,600	(5,677)
Interest income (expense) and other, net	(4,182)	490	(11,282)	(366)
Facility exit, restructuring and other costs (1)	34,162	1,078	34,162	4,169
Purchases of property and equipment	(15,489)	(1,619)	(42,317)	(3,877)
Purchases of subscriber bases	(3,552)	(753)	(6,501)	(880)
Free cash flow (3)	$27,736	$71,613	$65,998	$231,776

EARTHLINK, INC. Reconciliation of Guidance Provided in Non-GAAP Measures (3) (in millions)

	Year	Year
	Ending	Ending
	December 31,	December 31,
	2008	2009
Income from continuing operations	$200 - $210	$135 - $155
Depreciation	24	20
Amortization of intangible assets	15	12
Stock-based compensation expense	20	17
Income tax provision	29	25 - 20
Facility exit, restructuring and other costs (1)	9	—
Interest income (expense) and other, net	(7)	1
Adjusted EBITDA (3)	$290 - $300	$210 - $225

	Year	Year
	Ending	Ending
	December 31,	December 31,
	2008	2009
Income from continuing operations	$200 - $210	$135 - $155
Depreciation	24	20
Amortization of intangible assets	15	12
Stock-based compensation expense	20	17
Income tax provision	29	25 - 20
Facility exit, restructuring and other costs (1)	9	—
Interest income (expense) and other, net	(7)	1
Purchases of property and equipment	(20) - (10)	(30) - (20)
Free cash flow (3)	$270 - $290	$180 - $205

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	September 30,	December 31,	June 30,	September 30,
	2007	2007	2008	2008
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$333,849	$288,595	$441,589	$484,967
Long-term debt	258,750	258,750	258,750	258,750
Stockholders’ equity	324,686	261,473	371,077	411,781

Employee Data
Number of employees at end of period (4)	1,405	983	857	789

	September 30,	December 31,	June 30,	September 30,
	2007	2007	2008	2008
Subscriber Data (5)
Consumer services
Narrowband access subscribers	2,856,000	2,624,000	2,130,000	1,920,000
Broadband access subscribers (6)	1,081,000	1,059,000	988,000	933,000
Total consumer subscribers	3,937,000	3,683,000	3,118,000	2,853,000

Business services
Narrowband access subscribers	30,000	27,000	24,000	19,000
Broadband access subscribers	69,000	66,000	63,000	61,000
Web hosting accounts	103,000	100,000	94,000	91,000
Total business subscribers	202,000	193,000	181,000	171,000

Total subscribers at end of period	4,139,000	3,876,000	3,299,000	3,024,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Subscriber Activity
Subscribers at beginning of period	4,337,000	3,299,000	5,313,000	3,876,000
Gross organic subscriber additions	491,000	137,000	1,628,000	552,000
Acquired subscribers	31,000	2,000	65,000	2,000
Adjustment (7)	—	(15,000)	(753,000)	(15,000)
Churn	(720,000)	(399,000)	(2,114,000)	(1,391,000)
Subscribers at end of period	4,139,000	3,024,000	4,139,000	3,024,000

Churn Rate (8)	5.7%	4.2%	5.0%	4.5%

Consumer Data
Average subscribers (9)	4,022,000	2,980,000	4,485,000	3,256,000
ARPU (10)	$20.76	$21.00	$19.59	$20.66
Churn rate (8)	5.9%	4.3%	5.1%	4.6%

Business Data
Average subscribers (9)	204,000	176,000	211,000	183,000
ARPU (10)	$77.56	$81.50	$75.58	$81.33
Churn rate (8)	2.4%	3.2%	2.6%	2.8%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (11)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Consumer Services
Revenues
Access and service	$218,609	$164,306	$692,801	$529,557
Value-added services	31,912	23,493	97,891	75,783
Total revenues	250,521	187,799	790,692	605,340
Cost of revenues	80,395	62,550	249,024	201,053
Gross margin	170,126	125,249	541,668	404,287
Segment operating expenses	126,631	49,803	417,914	164,496
Segment income from operations	$43,495	$75,446	$123,754	$239,791

Business Services
Revenues
Access and service	$46,833	$42,387	$141,115	$132,026
Value-added services	638	645	2,198	2,142
Total revenues	47,471	43,032	143,313	134,168
Cost of revenues	29,360	25,066	88,835	76,602
Gross margin	18,111	17,966	54,478	57,566
Segment operating expenses	12,253	12,481	45,040	39,308
Segment income from operations	$5,858	$5,485	$9,438	$18,258

Consolidated
Revenues
Access and service	$265,442	$206,693	$833,916	$661,583
Value-added services	32,550	24,138	100,089	77,925
Total revenues	297,992	230,831	934,005	739,508
Cost of revenues	109,755	87,616	337,859	277,655
Gross margin	188,237	143,215	596,146	461,853
Direct segment operating expenses	138,884	62,284	462,954	203,804
Segment income from operations	49,353	80,931	133,192	258,049
Stock-based compensation expense	4,303	4,597	15,081	14,319
Amortization of intangible assets	3,836	3,153	10,874	11,153
Facility exit, restructuring and other costs (1)	34,162	1,078	34,162	4,169
Other operating expenses	11,610	12,674	44,487	39,714
Income from operations	$(4,558)	$59,429	$28,588	$188,694

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.	Facility exit, restructuring and other costs consisted of the following for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(in thousands)
Facility exit and restructuring costs for the 2007 Plan	$34,162	$1,159	$34,162	$4,421
Facility exit and restructuring costs for Legacy Plans	—	(81)	—	(252)
	$34,162	$1,078	$34,162	$4,169

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and is consolidating its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007 and is expected to be completed during 2008. As a result of the 2007 Plan, EarthLink recorded $1.2 million and $4.4 million of facility exit and restructuring costs during the three and nine months ended September 30, 2008, respectively.

2.	The Company has reflected its municipal wireless broadband results of operations as discontinued operations for all periods presented.

The following is summarized results of operations related to the Company’s discontinued operations for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(in thousands)
Revenues	$771	$18	$1,368	$1,306
Operating costs and expenses	(11,443)	(842)	(28,953)	(4,534)
Impairment and other costs	(20,658)	(128)	(20,658)	(6,081)
Income tax benefit	—	271	—	871
Loss from discontinued operations, net of tax	$(31,330)	$(681)	$(48,243)	$(8,438)

3.

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs. Free cash flow is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

4.	Represents full-time equivalents.

5.

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

6.	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

7.

In April 2007, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts due to the expiration of EarthLink’s wholesale contract with Embarq. During the three months ended September 30, 2008, EarthLink removed 15,000 EarthLink supported Sprint customers from its broadband subscriber counts due to the termination of the wholesale arrangement by Sprint.

8.

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

9.

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the nine month periods is calculated by averaging the ending monthly subscribers or accounts for the ten months preceding and including the end of the period.

10.

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

11.

EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock- based compensation expense under SFAS No. 123(R) and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.